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                                                                     EXHIBIT 11
                                                                     ----------

                      EXHIBIT 11* TO REPORT ON FORM 10-Q

                      TELXON CORPORATION AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                (Dollars in thousands except per share amounts)

                                 (Unaudited)


                                                Three Months Ended      Nine Months Ended
                                                   December 31,             December 31,
                                                ------------------      -----------------
                                                 1995        1994        1995       1994
                                                ------      ------      ------     ------
Net income applicable to
    common shares                               $ 4,205      $ 2,464    $ 9,245    $ 5,356
                                                =======      =======    =======    =======

Weighted average common shares
    outstanding for the period                   16,302       15,620     16,301     15,788

Increase in weighted average from:
           Dilutive effect of stock
                  options                             1            0         62          0
                                                 ------      -------    -------    -------

Weighted average common shares
    assuming issuance of the above
    securities                                   16,303       15,620     16,363     15,788
                                                =======      =======    =======    =======

Net income per common share:
           On the weighted average
              common shares outstand-
              ing for the year                  $   .26      $   .16    $   .57    $   .34

           Assuming issuance of shares
              for dilutive stock
              options**                         $   .26      $   .16    $   .57    $   .34

 *       Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 7 1/2% Convertible Subordinated Debentures Due 2012 and Convertible Subordinated Notes due 2003 were omitted from the fully diluted calculation due to their antidilutive effect.